UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2024
AMERICAN STATES WATER COMPANY
(Exact name of registrant as specified in its charter)

California	001-14431		95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

630 East Foothill Blvd.	San Dimas	CA	91773-1212
(Address of Principal Executive Offices)			(Zip Code)
Registrant's telephone number, including area code: (909) 394-3600

GOLDEN STATE WATER COMPANY
(Exact name of registrant as specified in its charter)

California	001-12008		95-1243678
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

630 East Foothill Blvd.	San Dimas	CA	91773-1212
(Address of Principal Executive Offices)			(Zip Code)
Registrant's telephone number, including area code: (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
American States Water Company Common Shares	AWR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events

Item 8.01. Other Events

San Dimas, California, July 18, 2024….American States Water Company (NYSE:AWR) announced that on July 12, 2024, its regulated water utility subsidiary, Golden State Water Company (GSWC) and the Public Advocates Office (Cal Advocates) at the California Public Utilities Commission (CPUC) filed a joint motion to adopt a settlement agreement between GSWC and Cal Advocates in connection with the water utility general rate case. GSWC had filed a general rate case application in August 2023 for all of its water regions and the general office to determine new rates for the years 2025 - 2027. The CPUC is scheduled to issue a decision in the water general rate case by the end of 2024 with the new rates expected to become effective January 1, 2025.
The proposed settlement agreement, if approved by the CPUC, resolves most of the issues related to the calculation of the 2025 annual revenue requirement in the general rate case application leaving only two unresolved issues discussed later. Among other things, the settlement authorizes GSWC to invest approximately $573.1 million in capital infrastructure over the three-year capital cycle in order to continue to provide safe and reliable water utility service to its customers. The $573.1 million of infrastructure investment, as settled, includes $17.7 million of advice letter capital investments to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. In addition, the settlement agreement approves $58.2 million of advice letter capital investments already under construction beginning in 2023 also to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. For all of the advice letter projects, GSWC will be allowed to accrue interest during construction at the adopted cost of debt and recover the full rate of return and all applicable components of the revenue requirement after the assets are placed in service up until the assets are placed in customer rates.
Excluding revenues for all of the advice letter capital projects discussed above, under the terms of the settlement agreement (i) GSWC’s adopted operating revenues less water supply costs (RLWSC) for 2025 are projected to increase by approximately $23 million as compared to the 2024 adopted RLWSC, and (ii) there are potential additional revenue increases of approximately $20 million for each of the years 2026 and 2027 based on inflation factors used at the time of the application filing in August 2023. The increases in 2026 and 2027 are subject to the results of an earnings test and changes to the forecasted inflationary index values. Actual increases for 2026 and 2027 will be determined when the CPUC approves the filings to implement the new rate increases, using inflationary index values applicable at that time.
The two remaining unresolved 2025 revenue requirement issues relate to the sales forecast and supply mix. In addition, four items related to GSWC’s request for certain regulatory mechanisms will be litigated and they include (i) a sales and revenue decoupling mechanism, (ii) a sales reconciliation mechanism, (iii) a supply mix adjustment mechanism, and (iv) a request to modify the existing per- and polyfluoroalkyl substances (“PFAS”) memorandum account to track carrying costs on capital investments needed to comply with the new PFAS maximum contaminant levels (monitoring and reporting required effective 2027) established by the Environmental Protection Agency. With regards to all of these unresolved issues, GSWC and Cal Advocates will file briefs with the CPUC by the end of July 2024. When the administrative law judge in the proceeding issues a proposed decision, it will address the unresolved issues along with the settlement agreement filed by GSWC and Cal Advocates.
A copy of the Company’s press release is attached hereto as Exhibit 99.1. This Form 8-K and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission.

Section 9- Financial Statements and Exhibits

Item 9.01.     Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release: American States Water Company Announces a Settlement Agreement in its Water Utility General Rate Case

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY:
July 18, 2024	/s/ Eva G. Tang
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer

GOLDEN STATE WATER COMPANY:
July 18, 2024	/s/ Eva G. Tang
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer and Secretary